Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For further information:

John Hourigan

NCR Corporation

(937) 445-2078

john.hourigan@ncr.com

For Release on September 3, 2004

NCR Appoints Pete Bocian as CFO

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today announced that the board of directors named Pete Bocian as senior vice president and chief financial officer of the company, reporting to President and Chief Executive Officer Mark Hurd.

Bocian, whose appointment is effective immediately, served most recently as vice president of finance and interim chief financial officer of NCR. Prior to that, he was chief financial officer of the company’s Retail and Financial Group, where he was responsible for the combined financial and administration functions for the four business units that comprised the group.

“Pete is an outstanding finance executive who brings critical management skills and insights to our senior leadership team,” said Hurd. “He has strong operational experience and has been instrumental in our efforts to improve NCR’s operating performance.”

During his 21-year career at NCR, Bocian has served in senior finance roles in a number of the company’s business units, including the Retail Store Automation and Teradata Data Warehousing businesses.

Bocian earned a master’s degree in accounting in 1982 from Michigan State University, where he also earned a bachelor’s degree.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata® data warehouses and IT services provide Relationship Technology™ solutions that maximize the value of customer interactions and help organizations create a stronger competitive position. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,000 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.